Exhibit 99.1

PRESS RELEASE

Contacts:
Derek Cole	Jennifer Neiman
Vice President, Investor Relations	Senior Manager, Corporate Communications
720.540.5367	720.540.5227
dcole@allos.com	jneiman@allos.com

ALLOS THERAPEUTICS REPORTS
SECOND QUARTER 2007 FINANCIAL RESULTS

Westminster, CO, August 7, 2007 – Allos Therapeutics, Inc. (NASDAQ: ALTH) today reported financial results for the second quarter of 2007. For the three months ended June 30, 2007, the Company reported a net loss of $10.4 million, or ($0.16) per share. This compares to a net loss of $7.0 million, or ($0.13) per share, for the second quarter of 2006.  For the six months ended June 30, 2007, the Company reported a net loss of $18.8 million, or ($0.29) per share, compared to a net loss of $14.0 million, or ($0.25) per share for the same period last year.  For the six months ended June 30, 2007, net cash used in operating activities was $15.5 million.  Cash, cash equivalents, and investments in marketable securities as of June 30, 2007 were $68.7 million.

“During the quarter, we continued to make important progress with our PDX development program,” stated Paul L. Berns, President and Chief Executive Officer of Allos.  “Thanks to support from leading oncologists and patient advocacy groups, PROPEL, our pivotal Phase 2 trial of PDX in patients with peripheral T-cell lymphoma, continues to enroll well.  Twelve months ago, we had just reached agreement with the FDA on the Special Protocol Assessment for PROPEL.  Today, with four Allos-sponsored PDX studies underway and another two scheduled to begin in the near-term, we believe we have established a solid foundation to accelerate PDX development and evaluate its therapeutic potential across multiple indications.  For the balance of the year, we remain focused on advancing these targeted drug development programs and charting the development path for PDX and RH1 in solid tumors.”

Product Portfolio Update:

PDX (pralatrexate):

PDX is a novel, small molecule chemotherapeutic agent that inhibits dihydrofolate reductase, or DHFR, a folic acid (folate)-dependent enzyme involved in the building of nucleic acid, or DNA, and other processes. PDX is currently under evaluation in patients with lymphoma and non-small cell lung cancer.

•                  PROPEL, the Company’s pivotal Phase 2 study of PDX in patients with relapsed or refractory peripheral T-cell lymphoma, continues to progress in line with Company expectations and is projected to complete accrual by the third quarter of 2008.  The Company plans to conduct an interim analysis of patient response data after 35 evaluable patients have completed at least one cycle of treatment with PDX.  The Company currently expects to announce the outcome of the interim analysis prior to the end of October of this year.  An independent data monitoring committee will also assess patient safety as part of the 35 patient interim analysis and again after 65 evaluable patients have completed at least one cycle of treatment with PDX.

•                  In April 2007, the Commission of the European Communities, with a favorable opinion from the Committee for Orphan Medicinal Products of the European Medicines Agency (EMEA) granted orphan medicinal product designation to PDX for the treatment of patients with peripheral T-cell lymphoma.

•                  In May 2007, the Company initiated patient enrollment in a Phase 1/2a open-label, multi-center study of sequential PDX and gemcitabine with vitamin B12 and folic acid supplementation in patients with relapsed or refractory non-Hodgkin’s lymphoma or Hodgkin’s disease.  Up to 84 evaluable patients will be enrolled in the study with the objective of determining the maximum tolerated dose, safety, tolerability, pharmacokinetic profile and preliminary signs of efficacy of sequential administration of PDX and gemcitabine.

RH1:

RH1 is a novel small molecule chemotherapeutic agent that is bioactivated by the enzyme DT-diaphorase, or DTD, which is over-expressed in many tumors, including lung, colon, breast and liver tumors.  The Company expects to initiate a Phase 1 study of RH1 in patients with advanced solid tumors in the second half of 2007.

EFAPROXYN:

In June 2007, the Company announced top line results from ENRICH, a pivotal Phase 3 study of EFAPROXYN (efaproxiral) plus whole brain radiation therapy (WBRT) in women with brain metastases originating from breast cancer. The study failed to achieve its primary endpoint of demonstrating a statistically significant improvement in overall survival in patients receiving EFAPROXYN plus WBRT, compared to patients receiving WBRT alone. Based on these results, the Company discontinued the EFAPROXYN development program during the second quarter of 2007.

Corporate Events:

•                  In April 2007, the Company appointed Jeffrey R. Latts, former Executive Vice President and Chief Medical Officer of Exelixis, Inc., to its Board of Directors.

•                  In June 2007, the Company was selected to join the broad-market Russell 3000® Index. Annual reconstitution of Russell’s U.S. indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization.

Conference Call

The Company will host a conference call to review its second quarter results on Tuesday, August 7, 2007, at 8:30 AM ET. The dial in number for U.S. residents to participate is 866-225-8729. International callers should dial 480-629-9564. Participants should reference the Allos Therapeutics conference call.

Conference Call Replay

An audio replay of the conference call will be available until 11:59 PM ET on Friday, August 24, 2007. To access the replay, please dial 800-406-7325 (domestic) or 303-590-3030 (international).  The access code is 3761474.

Webcast

The Company will also hold a live web cast of the conference call.  The webcast will be available from the homepage and the investors/media section of the Company’s web site at www.allos.com and will be archived for 30 days.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (ALTH) is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer. The Company’s lead product candidate, PDX (pralatrexate), is a novel antifolate currently under evaluation in a pivotal Phase 2 trial in patients with relapsed or refractory peripheral T-cell lymphoma. The Company is also investigating PDX in patients with non small cell lung cancer and a range of other lymphoma sub-types. The Company’s other product candidate is RH1, a targeted chemotherapeutic agent for which the Company expects to initiate a Phase 1 study in patients with advanced solid tumors in the second half of 2007. For additional information, please visit the Company’s website at http://www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the Company’s projected timelines for the performance of the 35 patient response assessment and completion of enrollment of the PROPEL trial,  and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the Company may experience difficulties or delays in the initiation, progress or completion of its clinical trials, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; and that the Company’s clinical trials may not demonstrate the safety and efficacy of the Company’s product candidates in their target indications.  Even if clinical trials demonstrate the safety and efficacy of the Company’s product candidates, regulatory authorities may not approve such product candidates, the Company may not be able to successfully market such product candidates, or the Company may face post-approval problems that require the withdrawal of its product candidates from the market.  In addition, the Company may lack the financial resources and access to capital to fund planned or future clinical trials of its product candidates, or to continue evaluating their therapeutic utility in other potential indications.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

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(Tables follow)

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands - except share and per share information)

(unaudited)

	Three-months ended June 30,		Six-months ended June 30,
	2006	2007	2006	2007

Operating expenses:
Research and development	$3,320	$4,360	$6,760	$7,650
Clinical manufacturing	391	1,385	952	2,532
Marketing, general and administrative	3,739	5,515	6,665	10,263
Restructuring and separation costs	—	—	646	—

Total operating expenses	7,450	11,260	15,023	20,445

Loss from operations	(7,450)	(11,260)	(15,023)	(20,445)
Interest and other income, net	488	909	992	1,683

Net loss	$(6,962)	$(10,351)	$(14,031)	$(18,762)

Net loss per share: basic and diluted	$(0.13)	$(0.16)	$(0.25)	$(0.29)
Weighted average shares outstanding: basic and diluted	55,102,627	65,645,678	55,090,968	63,908,192

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2006	June 30, 2007

ASSETS
Cash, cash equivalents and investments in marketable securities	$32,796	$68,720
Other assets	2,982	3,562
Property and equipment, net	604	567

Total assets	$36,382	$72,849

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$6,832	$7,803
Stockholders’ equity	29,550	65,046
Total liabilities and stockholders’ equity	$36,382	$72,849